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                                                                 Exhibit 99(b)-2

                           CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
TODAY'S BANCORP, INC.:

We consent to incorporation by reference in the registration statement (file No. 33-21550) on Form S-8 of TODAY'S BANCORP, INC. of our report dated March 19, 1996 relating to the statement of net assets available for plan benefits of TODAY'S BANCORP, INC. Employee Stock Ownership Plan as of December 30, 1995 and 1994, and the related statement of changes in net assets available for plan benefits for the year ended December 30, 1995, which report appears in the December 30, 1995 Annual Report on Form 11-K of TODAY'S BANCORP, INC. Employee Stock Ownership Plan.


                                        /s/ KPMG Peat Marwick LLP

Chicago, Illinois
March 19, 1996